EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT D:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Credit Suisse Warburg Pincus Global Telecommunications Fund, Inc.

In planning and performing our audit of the financial statements of Credit Suisse Warburg Pincus Global Telecommunications Fund, Inc. (formerly known as Warburg, Pincus Global Telecommunications Fund, Inc.) (the "Fund") for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
October 15, 2001



EXHIBIT B:
SUB-ITEM 77I:  Terms of new or amended securities

The Fund's Advisor Shares commenced operations on
03/21/01. Advisor Shares are available for purchase through financial services firms such as banks, brokers and financial advisers ("Institutions"). Advisor Shares may be charged a shareholder service fee (the "Shareholder Service Fee") payable at an annual rate of up to .25 of 1%, and a distribution and/or administrative services fee (the "Distribution Service Fee") payable at an annual rate of up to .50 of 1% of the average daily net assets of such class under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Payments may be made pursuant to a Distribution Plan to an Institution directly out of the assets of the Fund or by Credit Suisse Asset Management Securities, Inc. ("CSAMSI") on the Fund's behalf. Additional payments may be made by CSAMSI, the Adviser or an affiliate of either from time to time to Institutions for providing distribution, administrative, accounting and/or other services with respect to Advisor Shares. Institutions may also be paid additional amounts related to marketing and other costs. In certain cases, an Institution may be paid a one-time fee based on the value of assets invested in the accounts and/or an annual fee based on the value of new assets invested in the accounts. Payments by the Fund shall not be made to an Institution pursuant to the Plan with respect to services for which Institutions are otherwise compensated by CSAMSI or an affiliate thereof. There is no minimum amount of initial or subsequent purchases of Advisor Shares.



EXHIBIT C:
Credit Suisse Warburg Pincus Global Telecommunication Fund
10-F3 Transactions
For the Period of March 1, 2001 through August 31, 2001

FUND: Credit Suisse Warburg Pincus Global Telecommunication Fund
OFFERING: Sprint Corporation
DATE: 5/30/01
BROKER: Goldman Sachs
PRICE: $19.00
PAR/SHARES: 69,500
% OF OFFERING: 0.05%
% OF ASSETS: 0.68%
SYNDICATE MEMBER: CS First Boston


FUND: Credit Suisse Warburg Pincus Global Telecommunication Fund
OFFERING: Sprint Corporation
DATE: 5/30/01
BROKER: Goldman Sachs
PRICE: $19.00
PAR/SHARES: 500
% OF OFFERING: 0.00%
% OF ASSETS: 0.00%
SYNDICATE MEMBER: CS First Boston


FUND: Credit Suisse Warburg Pincus Global Telecommunication Fund
OFFERING: L-3 Communications
DATE: 04/25/2001
BROKER: Lehman
PRICE: $80.00
PAR/SHARES: 33,000
% OF OFFERING: 0.55%
% OF ASSETS: 1.30%
SYNDICATE MEMBER: CS First Boston


FUND: Credit Suisse Warburg Pincus Global Telecommunication Fund
OFFERING: L-3 Communications
DATE: 04/25/2001
BROKER: Lehman
PRICE: $80.00
PAR/SHARES: 3,000
% OF OFFERING: 0.05%
% OF ASSETS: 0.12%
SYNDICATE MEMBER: CS First Boston




EXHIBIT D:
SUB-ITEM 77Q1: Exhibits
(a)
(1) Amendment to the By-Laws of
     Warburg, Pincus Global Telecommunications Fund, Inc.
(2) Articles of Amendment of Articles of Incorporation of
     Warburg, Pincus Global Telecommunications Fund, Inc.


(1)                 Amendment to the By-Laws
                               of
        Warburg, Pincus Global Telecommunications Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Global
Telecommunications Fund, Inc., the name has changed to Credit
Suisse Warburg Pincus Global Telecommunications Fund, Inc.

Dated the 26th day of March, 2001


(2)                    ARTICLES OF AMENDMENT
                                OF
                     ARTICLES OF INCORPORATION
                                OF
          WARBURG, PINCUS GLOBAL TELECOMMUNICATIONS FUND, INC.

Warburg, Pincus Global Telecommunications Fund, Inc.
(the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:
FIRST: Article II of the Charter of the Corporation is amended to read as follows:
ARTICLE II
NAME
The name of the corporation is Credit Suisse Warburg
Pincus Global Telecommunications Fund, Inc.
SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective as of March 26, 2001.
IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: February 27, 2001
/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary